EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DRESSER, INC. SUCCESSFULLY CLOSES TRANSACTION TO PURCHASE CERTAIN BUSINESSES OF NUOVO PIGNONE

DALLAS—(Friday, June 4, 2004)—Dresser, Inc. today announced that it completed the purchase of the distribution businesses of Nuovo Pignone, S.p.A., a subsidiary of General Electric Company. As previously announced, the businesses purchased consist of retail fueling systems and gas meter businesses. The purchase price was approximately $170 million, which was financed by an add-on to the Company’s existing Term C senior secured credit facility. Including transaction fees, the Term C add-on totaled $175 million. The businesses purchased will become part of Dresser Wayne, a business unit of Dresser, Inc.

“The completion of this transaction gives us a greater global capability to serve our customers,” stated John Ryan, president of Dresser Wayne. “We are acquiring businesses that have a strong presence in southern Europe and northern Africa, with important positions in several growth markets including China. The purchase also broadens our product portfolio in alternative fuels, brings a strong management team into the Dresser Wayne organization, and gives us a highly efficient manufacturing organization with a skilled labor force.”

Continued Ryan, “Our European customers will benefit from our ability to provide services and equipment across the continent, and our expanded technology portfolio will provide our customers in developing countries with a variety of fueling options. Our employees will benefit from increased opportunities in a growing organization whose core business is serving the global retail petroleum market.”

Dresser Wayne, a business unit of Dresser, Inc., is a technology leader in the manufacture, supply and service of retail fuel dispensers, dispenser control systems, credit/debit card processing terminals, and point-of-sale systems. Wayne’s innovative products are used in over 75 countries. The business unit’s website can be found at www.wayne.dresser.com.

Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Dresser has a widely distributed global presence, with over 8,500 employees and a sales presence in over 100 countries worldwide. The company’s website can be accessed at www.dresser.com.

Safe Harbor Statement

This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Such factors may include the Company’s ability to achieve anticipated cost savings as a result of the acquisition of certain Nuovo Pignone businesses, as well as its ability successfully integrate these businesses; generally, overall demand for, and pricing of, the Company’s products; the size and timing of orders; changes in the price and demand for oil and natural gas in both domestic and international markets; conditions in the general manufacturing economy; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In addition, current and projected oil and natural gas prices as well as demand for energy directly affect some customers’ spending levels and their related purchases of many of the Company’s products and services. In addition, the historical audited financial statements of the Nuovo Pignone businesses that the Company will be providing after the acquisition has closed will differ from the carve-out financial statements management used to calculate the estimated increase to the Company’s annual operating income as the historical financial statements include certain allocated overhead expenses of the seller’s parent company. This difference will be reflected in the Company’s pro forma financial statements which will be issued in connection with the acquisition. In addition, see the “Risk Factors” disclosure in the Company’s 2003 Annual Report on Form 10-K and First Quarter 2004 Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

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COMPANY CONTACTS:

Stewart Yee

Director of Corporate Communications

(972) 361-9933

stewart.yee@dresser.com